    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2000

                                                SECURITIES ACT FILE NO. 33-85060
                                       INVESTMENT COMPANY ACT FILE NO. 811-05348
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM N-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933          [ ]
                          PRE-EFFECTIVE AMENDMENT NO.                        [ ]
                          POST EFFECTIVE AMENDMENT NO.                       [ ]
                                     AND/OR
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940      [X]
                                AMENDMENT NO. 9                              [X]
                        (CHECK APPROPRIATE BOX OR BOXES)

                            ------------------------

                              THE THAI FUND, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 762-7500

                            ------------------------

                             HAROLD J. SCHAAFF, JR.
                              THE THAI FUND, INC.
           C/O MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.
                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:
                          LEONARD B. MACKEY, JR., ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

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                                EXPLANATORY NOTE

     This filing is made solely for the purpose of filing as an Exhibit the Dividend Reinvestment and Cash Purchase Plan of The Thai Fund, Inc.

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                           PART C--OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(1)  Financial Statements (Not applicable)

(2)  Exhibits

     (a) (1)  --   Articles of Incorporation (Previously filed as Exhibit
                   2(a)(1) the Registrant's Registration Statement on form N-2
                   (file No. 33-85060))*
         (2)  --   Articles of Incorporation (Previously filed as Exhibit
                   2(a)(2) to the Registrant's Registration Statement on form
                   N-2 (file No. 33-85060))*
         (3)  --   Articles of Incorporation (Previously filed as Exhibit
                   2(a)(3) to the Registrant's Registration Statement on form
                   N-2 (file No. 33-85060))*
         (4)  --   Articles of Amendment (Previously filed as Exhibit 2(a)(4)
                   to the Registrant's Registration Statement on form N-2 (file
                   No. 33-85060))*
     (b)      --   Amended and Restated By-Laws (Previously filed as Exhibit
                   2(b) to the Registrant's Registration Statement on form N-2
                   (file No. 33-85060))*
     (c)      --   Not applicable
     (d)      --   Specimen certificate for Common Stock, par value $.01 per
                   share (Previously filed as Exhibit 2(d) to the Registrant's
                   Registration Statement on form N-2 (file No. 33-85060))*
     (e)      --   Dividend Reinvestment and Cash Purchase Plan**
     (f)      --   Not applicable
     (g) (1)  --   Fund Investment Agreement between Registrant and Morgan
                   Stanley Asset Management Inc. (Previously filed as Exhibit
                   2(g)(1) to the Registrant's Registration Statement on form
                   N-2 (file No. 33-85060))*
         (2)  --   Technical Assistance and Seconding Agreement among
                   Registrant, Morgan Stanley Asset Management Inc. and The
                   Mutual Fund Public Company Limited (Previously filed as
                   Exhibit 2(g)(2) to the Registrant's Registration Statement
                   on form N-2 (file No. 33-85060))*
         (3)  --   Investment Contract between Registrant and The Mutual Fund
                   Public Company Limited (Previously filed as Exhibit 2(g)(3)
                   to the Registrant's Registration Statement on form N-2 (file
                   No. 33-85060))*
     (h) (1)  --   Form of Dealer Manager Agreement (Previously filed as
                   Exhibit 2(h)(1) to the Registrant's Registration Statement
                   on form N-2 (file No. 33-85060))*
         (2)  --   Form of Soliciting Dealer Agreement (Previously filed as
                   Exhibit 2(h)(2) to the Registrant's Registration Statement
                   on form N-2 (file No. 33-85060))*
     (i)      --   Not applicable
     (j) (1)  --   Thai Custody Agreement among Registrant, The Mutual Fund
                   Public Company Limited and The Thai Farmers Bank Limited
                   (Previously filed as Exhibit 2(j)(1) to the Registrant's
                   Registration Statement on form N-2 (file No. 33-85060))*
         (2)  --   U.S. Custody Agreement between Registrant and United States
                   Trust Company of New York (Previously filed as Exhibit
                   2(j)(2) to the Registrant's Registration Statement on form
                   N-2 (file No. 33-85060)
     (k) (1)  --   Form of Agreement for Stock Transfer Services (Previously
                   filed as Exhibit 2(k)(1) to the Registrant's Registration
                   Statement on form N-2 (file No. 33-85060))*

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

         (2)  --   MSAM Administration Agreement between Morgan Stanley Asset
                   Management Inc. and Registrant (Previously filed as Exhibit
                   2(k)(2) to the Registrant's Registration Statement on form
                   N-2 (file No. 33-85060))*
         (3)  --   U.S. Trust Administration Agreement between the Registrant and United States Trust Company of New York (Previously
                   filed as Exhibit 2(k)(3) to the Registrant's Registration
                   Statement on form N-2 (file No. 33-85060))*
         (4)  --   Form of Information Agent Agreement (Previously filed as
                   Exhibit 2(k)(4) to the Registrant's Registration Statement
                   on form N-2 (file No. 33-85060))*
     (l) (1)  --   Opinion and Consent of Sullivan & Cromwell (Previously filed as Exhibit 2(l)(1) to the Registrant's Registration
                   Statement on form N-2 (file No. 33-85060))*
         (2)  --   Consent of Chandler & Thong-Ek Law Offices Ltd. (Previously
                   filed as Exhibit 2(l)(2) to the Registrant's Registration
                   Statement on form N-2 (file No. 33-85060))*
     (m)      --   Not applicable
     (n)      --   Consent of Price Waterhouse LLP (Previously filed as Exhibit
                   2(n) to the Registrant's Registration Statement on form N-2
                   (file No. 33-85060))*
     (o)      --   Not applicable
     (p)      --   Not applicable
     (q)      --   Not applicable

Other Exhibit: Powers of Attorney*
------------
 * Previously filed.

** Filed herewith.

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of October, 2000.

                                          THE THAI FUND, INC.

                                          By: /s/ STEFANIE V. CHANG
                                            ------------------------------------
                                                    Stefanie V. Chang
                                                      Vice President

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                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
NUMBER                              EXHIBIT                                   PAGE
-------   ------------------------------------------------------------    ------------
 2(e)     Dividend Reinvestment and Cash Purchase Plan

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